Exhibit IX

NORDIC INVESTMENT BANK

Medium-Term Notes, Series C

AMENDMENT NO. 2 TO THE
SELLING AGENCY AGREEMENT DATED JANUARY 22, 1993

February 2, 2005

Citigroup Global Markets Inc. (formerly Salomon Brothers Inc)
388 Greenwich Street
New York, New York 10013

Deutsche Bank Securities Inc. (formerly BT Securities Corporation)
60 Wall Street
New York, New York 10005

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Dear Sirs:

     1.      Introduction. In connection with the Medium-Term Notes, Series C (the “Notes”) of the Nordic Investment Bank (“NIB”) and the Selling Agency Agreement dated January 22, 1993 between NIB and you in respect of the Notes (the “Agency Agreement”), as amended by the Amendment No. 1 thereto dated December 4, 2002 (“Amendment No. 1”), NIB confirms with each of you this agreement to amend the Agency Agreement (the “Amendment”) effective as of the date hereof as follows:

2. Defined Terms.

(a) All references in the Agency Agreement, including in the Exhibits thereto, to “this Agreement” or the “Selling Agency Agreement” shall be understood to refer to the Agency Agreement as amended by Amendment No. 1 and this Amendment.

(b) The term “Agent”, whenever used in the Selling Agency Agreement, shall refer to any of you, as well as any Institutions appointed pursuant to Section 3(a) of the Selling Agency Agreement to the extent and for so long as so appointed therein, in each case acting solely in the capacity as agent for NIB pursuant to Section 3(a) of the Selling Agency Agreement and not as principal (collectively the “Agents”).

(c) Each reference to “Cleary, Gottlieb, Steen & Hamilton” shall be and hereby is deleted and replaced with a reference to “Cleary Gottlieb Steen & Hamilton LLP”.

(d) Except to the extent otherwise provided herein, capitalized terms used but not defined herein shall have the same meanings assigned to such terms in the Selling Agency Agreement.

3. Amendment to the First Page and Section 1. The heading of the first page of the Agency Agreement shall be and hereby is amended by deleting “$600,000,000” and substituting therefor “$8,000,000,000”. The first sentence of Section 1 of the Agency Agreement shall be and hereby is amended by deleting “$3,000,000,000” and substituting therefor “$8,000,000,000”.

4. Amendment to Section 2. The first paragraph of Section 2(a) shall be amended and restated as follows:

“NIB has filed with the Commission a registration statement (No. 333-102986) (the “Registration Statement”), which has become effective for the registration of debt securities and warrants to purchase debt securities of NIB (such debt securities and warrants, including the Notes, being hereinafter referred to as the “Securities”), pursuant to Schedule B of the Securities Act of 1933 (the “Act”), and which, pursuant to Rule 429 under the Act, constitutes a post-effective amendment to a previous registration statement (No. 333-6106) so filed by NIB. The Registration Statement meets the requirements set forth in Release No. 6424, dated September 2, 1984, under the Act and complies in all other material respects with said Release. In connection with the sale of Notes, NIB proposes to file with the Commission pursuant to Rule 424 under the Act a supplement (the “Prospectus Supplement”), in substantially the form heretofore furnished to each Agent, to the form of prospectus included in such Registration Statement, which will describe certain terms of the Notes and the plan of distribution thereof, and prior to any such filing NIB will advise you of all further information (financial and other) with respect to NIB to be set forth therein. Such prospectus, as supplemented as described in the previous sentence, is hereinafter referred to as the “Prospectus”. In connection with the sale of Notes NIB proposes to file Pricing Supplements with the Commission pursuant to the applicable paragraph of Rule 424(b) under the Act.”

5. Amendment to Section 5. Section 5(c) shall be and hereby is amended and restated as follows:

“(c) At the Closing Date, the Agents shall have received an opinion, dated the Closing Date, of the General Counsel or Senior Counsel of NIB to the effect that:

(i)	NIB is duly established and existing and has status of an international legal person with full legal capacity in each of the Member Countries. In particular, NIB has the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities. The Establishment Agreement, the 1998 Agreement, and the 2004 Agreement, including the Statutes, have been duly executed and ratified by all the Member Countries and the 2004 Agreement constitutes a valid and legally binding obligation of the Member Countries;

(ii)	the Fiscal Agency Agreement and the Selling Agency Agreement have been duly authorized, executed and delivered by NIB and constitutes a valid and legally binding obligation of NIB in accordance with its terms;

(iii)	the Notes have been duly authorized by NIB in accordance with the Statutes; when the terms of the Notes have been established in accordance with the Fiscal Agency Agreement and the Notes have been executed, authenticated, issued and delivered in accordance with the Fiscal Agency Agreement and the Selling Agency Agreement and paid for by the purchasers thereof, the Notes will constitute valid, legally binding and direct and unconditional general obligations of NIB in accordance with their terms, for the payment and performance of which the full faith and credit of NIB is pledged, and the Notes will be entitled to the benefit of the Fiscal Agency Agreement; and upon issuance of the Notes, the obligations of NIB evidenced thereby will constitute direct, unconditional and unsecured obligations of NIB ranking pari passu without any preference among themselves and equally with all other unsecured indebtedness (other than subordinated indebtedness) of NIB from time to time outstanding;

(iv)	the Registration Statement and its filing with the Commission have been duly authorized by and on behalf of NIB, and the Registration Statement has been executed by and on behalf of NIB; and the information in the Registration Statement stated on the authority of the President of NIB has been stated by him in his official capacity as President thereunto duly authorized by NIB;

(v)	all matters relating to the 2004 Agreement referred to in paragraph (i) above, the Statutes and the respective laws of each of the Member Countries set forth in the Registration Statement as of the effective date thereof, and as of the date of the Prospectus and as of the date hereof, are correctly set forth therein; and I have no reason to believe that the Registration Statement or the Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that I express no opinion as to the financial statements and schedules and other financial data included in the Registration Statement;

(vi)	NIB has full power and authority to authorize, issue and sell the Notes as contemplated by the Selling Agency Agreement, and to perform and comply with the terms and provisions of the Notes, the Fiscal Agency Agreement and of the Selling Agency Agreement;

(vii)	all authorizations, approvals and consents required under the 2004 Agreement, the Statutes or otherwise that are necessary for the execution and delivery of the Fiscal Agency Agreement, the Selling Agency Agreement, the execution, issuance, sale and delivery of the Notes thereunder and the performance by NIB of the covenants contained in the Notes have been obtained and are in force;

(viii)	under Article 5, 6 and 7 of the 2004 Agreement it should be noted that (i) actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office, has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction; Actions may, however, be brought by a Member Country or by persons acting for or deriving claims from a Member Country only if NIB has given its express consent thereto; (ii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final; (iii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action; (iv) NIB, its property and assets shall be immune from procedural measure of constraint such as seizure; and (v) the premises and archives of NIB are inviolable as well as all documents belonging to it or held by it;

(ix)	NIB would not be entitled to plead, or cause to be pleaded on its behalf, sovereign immunity from the jurisdiction of any court in respect of any action arising out of or relating to its obligations under the Fiscal Agency Agreement, the Selling Agency Agreement or the Notes and brought consistent with Articles 5, 6 and 7 of the 2004 Agreement, and such court would be entitled to assume jurisdiction in respect of such action; and

(x)	there are no stamp or similar taxes under the respective laws of any of the Member Countries payable in connection with the issuance of the Notes.

Insofar as the opinion required by this paragraph (c) involves the laws of the United States or any jurisdiction thereof, it may be given in reliance upon the opinion required by paragraph (f) of this Section 5 and, insofar as such opinion involves the laws of any other jurisdiction, it may be given in reliance upon the opinion of counsel satisfactory to such General Counsel or Senior Counsel.”

6. Amendment to Section 6. Section 6(a) shall be and hereby is amended by deleting “$3,000,000,000” and substituting therefor “$8,000,000,000”.

7. Amendment to Section 9. Section 9(b) shall be and hereby is amended by deleting “December 4, 2002” and substituting therefor “February 2, 2005”.

8. Amendment to Section 13. Section 13 shall be and hereby is amended and restated as follows:

“If to NIB:
Fabianinkatu 34
PB 249
FIN-00171 Helsinki Attention: Chief Financial Officer Facsimile: 358-9-1800309 Telephone: 358-9-18001

If to Citigroup Global Markets Inc.:

Citigroup Global Markets Inc.
Medium Term Note Department 388 Greenwich Street
New York, NY 10013 Facsimile: 212-816-0949 Telephone: 212-816-5831

          If to Deutsche Bank Securities Inc.:

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Attn: Debt Capital Markets

Facsimile: 212-469-7875 Telephone: 212-469-6801

          If to Goldman, Sachs & Co.:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Registration Department Facsimile:212-902-4103 Telephone: 212-902-6685”

9. Amendments to Section 15.

(a) Section 15(b) shall be and hereby is amended and restated as follows:

“NIB hereby appoints the Consul General of Sweden as its authorized agent (the “Authorized Agent”) upon which process may be served in any action or proceeding based on this Agreement or any Terms Agreement which may be instituted in any State or Federal court in the City and State of New York by any Agent or any person controlling any Agent and expressly accepts the jurisdiction of each such court in respect of any such action or proceeding. Such appointment of an authorized agent for service of process shall not be interpreted to include actions brought under the federal securities laws of the United States. Such appointment shall be irrevocable so long as any of the Notes remains outstanding unless and until the appointment of a successor Authorized Agent and such Authorized Agent’s acceptance of such appointment. NIB agrees that the sole responsibility of the Authorized Agent shall be (i) to accept such process mailed or delivered to it and (ii) to mail a copy of such process to NIB at the address specified for notices hereunder. NIB will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service mailed or delivered to NIB in accordance with this Section 15(b) shall be deemed, in every respect, effective service of process upon NIB.”

(b)	Section 15(d) shall be and hereby is amended and restated as follows:

“NIB was established pursuant to an Agreement dated December 4, 1975 (the “Establishing Agreement”) between Denmark, Finland, Iceland, Norway and Sweden (the “Nordic Countries”). On October 23, 1998, the Nordic Countries entered into a novation of the Establishing Agreement, which came into force on July 18, 1999 (the "Novation Agreement"), whereupon the Establishing Agreement ceased to be effective. On February 11, 2004, a new Agreement on the Nordic Investment Bank (the “2004 Agreement”) was concluded among Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (the “Member Countries”) and, which was duly executed and ratified by the all of the Member Countries and which constitutes a binding legal obligation of the Member Countries. Pursuant to the 2004 Agreement, NIB has full legal capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities.

Except as provided in 15(c) above, nothing in this Agreement shall operate as or be construed to constitute a waiver, renunciation or any other modification of any privilege or immunity of NIB under Articles 5, 6 and 7 of the 2004 Agreement or under any applicable law.

In particular, each Agent is taken to have acknowledged that, in accordance with the 2004 Agreement:

(i) actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office, has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction;

(ii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final;

(iii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action;

(iv) NIB, its property and assets shall be immune from procedural measure of constraint such as seizure; and

(v) the premises and archives of NIB and all documents belonging to it or held by it are inviolable.”

10. Amendments to Exhibit B.

(a)	Section 4 of Exhibit B to the Agency Agreement shall be and hereby is amended and restated as follows:

“4. Termination. This Terms Agreement shall be subject to termination in the absolute discretion of the Purchasers, acting in their capacity as such, by notice given to NIB prior to delivery of any payment for any Note to be purchased hereunder, if prior to such time and subsequent to the agreement to purchase such Notes there shall have occurred:

(i) any change, or any development involving a prospective change, in or affecting the business or properties of NIB; or (ii) any decrease in the rating of any of NIB’s debt securities by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or by any successor thereto that is a “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) as shall be agreed upon by NIB and the Purchasers; (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of NIB on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by Federal or New York authorities or a material disruption in commercial banking or securities settlement or clearance service in the United States; or (v) any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis; provided that in the cases of any of clauses (i) through (v), the effect of such event on financial markets is, in the judgment of the Purchasers, so material and adverse that it is impracticable or inadvisable to proceed with the offering or delivery of such Notes as contemplated by the Prospectus (exclusive of any supplement thereto later than the date of this Terms Agreement).”

(b)	Section 5 of Exhibit B to the Agency Agreement shall be and hereby is amended by adding the following text after the text “until such Notes are sold by the Purchaser.”: “If any Purchasers default in their obligations to purchase Notes under this Agreement and the aggregate principal amount of the Notes that such defaulting Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Notes, the non-defaulting Purchasers may make arrangements satisfactory to NIB for the purchase of such Notes by other persons, including any of the Purchasers, but if no such arrangements are made by the settlement date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments to purchase Notes as set forth in Schedule I to the Terms Agreement, to purchase the Notes that such defaulting Purchasers agreed but failed to purchase. If any Purchasers so default and the aggregate principal amount of the Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Notes, and arrangements satisfactory to the non-defaulting Purchasers and NIB for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or NIB, except that NIB will remain responsible for the expenses to be paid by it pursuant to Section 4 of the Agency Agreement and the obligations of NIB and the Purchasers pursuant to Section 9 of the Agency Agreement shall remain in effect. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this paragraph. Nothing herein will relieve a defaulting Purchaser from liability for its default. If other persons are obligated or agree to purchase the Notes of a defaulting Purchaser, either the non-defaulting Purchasers or NIB may postpone the settlement date for up to seven full business days in order to effect any changes that in the opinion of counsel to NIB or counsel to the Purchasers may be necessary in the Registration Statement, the Prospectus or in any other document or arrangement.”

11. Amendments to Exhibit C. Exhibit C to the Agency Agreement shall be and hereby is amended as follows:

Each reference to “$3,000,000,000” shall be replaced by a reference to “$8,000,000,000”.

     12.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, except with respect to its authorization and execution on behalf of NIB.

     13.      Counterparts. This Amendment may be executed in counterparts and the executed counterparts shall together constitute a single instrument.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

Very truly yours,

NORDIC INVESTMENT BANK

By:	/s/ Torben Nielsen Name: Torben Nielsen Title: Senior Vice President Treasury Department

By:	/s/ Sten Holmberg Name: Sten Holmberg Title: Vice President Senior Counsel

CONFIRMED AND ACCEPTED, as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

By /s/ Jigme D. Shingsar Name: Jigme D. Shingsar Title: Director

DEUTSCHE BANK SECURITIES INC.

By /s/ Sarah Salih Name: Sarah Salih Title: Director

By /s/ Peter Burger Name: Peter Burger Title: Director

GOLDMAN, SACHS & CO.

By /s/ Goldman, Sachs & Co. (Goldman, Sachs & Co.)